Exhibit 99.3

The Proposed Parent Holding Company for

1st Security Bank of Washington

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal
Deposit Insurance Corporation or any other governmental agency, or by 1st Security Bank of Washington or FS
Bancorp, Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the 1st Security Bank of Washington conversion and stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of 1st Security Bank of Washington, our customers and the communities we serve.

What is the conversion?

Under the Plan of Conversion (the “plan”), our organization is converting from the mutual to stock form of organization.  As a result of the conversion, 1st Security Bank of Washington will be the wholly owned subsidiary of a newly formed Washington stock holding company named FS Bancorp, Inc.

After the conversion is completed, 100% of the common stock of FS Bancorp, Inc. will be owned by public stockholders, including certain members of 1st Security Bank of Washington who are being offered an opportunity to purchase shares subject to the subscription priorities defined in the prospectus.

Why is 1st Security Bank of Washington converting to the stock form of organization?

The primary reasons for the conversion and stock offering are to increase our capital to support future growth and provide us with greater operating flexibility and allow us to better compete with other financial institutions.

What effect will the conversion have on existing deposit and loan accounts and customer relationships?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of 1st Security Bank of Washington will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers as a result of the conversion.

Will customers notice any change in 1st Security Bank of Washington’s day-to-day activities as a result of the conversion and the offering?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

THE PROXY VOTE

ALTHOUGH WE HAVE RECEIVED CONDITIONAL APPROVAL, THE PLAN IS ALSO SUBJECT TO MEMBER APPROVAL.

Should I vote to approve the plan of conversion?

Your Board of Directors recommends a vote “FOR” the Plan of Conversion. Your Board of Directors believes that converting to a public ownership structure will best support future growth and expanded services. Your “FOR” vote is very important! NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Why did I get several proxy cards?

If you have multiple accounts with 1st Security Bank of Washington, you could receive more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards – please vote all of the proxy cards you receive.

PLEASE SIGN AND RETURN ALL PROXY CARDS TODAY!

How many votes do i have?

Depositors are entitled to one vote for each $100 on deposit as of the voting record date. No member may cast more than 1,000 votes. Proxy cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer when returned to the Stock Information Center.

May i vote in person at the special meeting?

Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before the proxy is exercised by executing and delivering a later-dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

More than one name appears on my proxy card, who must sign?

The names reflect the title of your accounts. Proxy cards for joint accounts require the signature of only one of the members. Proxy cards for trust or custodial accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Are 1st Security Bank of Washington’s depositors required to purchase stock in the conversion?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of 1st Security Bank of Washington. The conversion will allow customers of 1st Security Bank of Washington an opportunity to buy common stock and become stockholders of FS Bancorp, Inc.

How many common shares are being offered and at what price?

FS Bancorp, Inc. is offering through the prospectus between 2,082,500 and 2,817,500 shares of common stock at a price of $10.00 per share.  The maximum number of shares that we may sell in the stock offering may increase by 15% to 3,240,125 shares as a result of regulatory considerations or changes in financial markets.

Who is eligible to purchase common shares in the subscription and community offerings?

Pursuant to the Plan, non-transferable rights to subscribe for shares of FS Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority 1 -	Eligible account holders, who are depositors of 1st Security Bank of Washington with account balances of at least $50.00 as of the close of business on June 30, 2007.
Priority 2 -	1st Security Bank of Washington’s proposed employee stock ownership plan, which will purchase 8% of the shares of common stock sold in the offering.
Priority 3 -	Supplemental eligible account holders, who are depositors of 1st Security Bank of Washington with account balances of at least $50.00 as of the close of business on _________.
Priority 4 -	Other Members, who are depositors of 1st Security Bank of Washington as of the close of business on ________, other than eligible account holders or supplemental eligible account holders.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public who receive a prospectus in a Direct Community Offering, with a preference given to natural persons residing in King, Kitsup, Pierce, and Snohomish Counties.

Shares not sold in the Subscription and Direct Community Offerings may be offered for sale to selected members of the general public through a Syndicated Community Offering.

How many shares may i buy?

The minimum number of shares of common stock you may order is 25 shares.  The maximum number of shares of common stock that can be ordered by and individual or through a single qualifying account is 25,000 shares, and no person with an associate or group of persons acting in concert may purchase more than 50,000 shares, as further discussed in the prospectus.

Does placing an order guarantee that i will receive all, or a portion, of the shares i ordered?

No.  It is possible that orders received during the stock offering will exceed the number of shares offered for sale.  In this case, referred to as an “oversubscription,” regulations require that orders be filled using a pre-determined allocation procedure.  Please refer to the section of the Prospectus titled, “The Conversion and Stock Offering” for a detailed description of allocation procedures.

If we are not able to fill an order (either wholly or in part), excess funds submitted for payment will be refunded by check, including interest earned at 1st Security Bank of Washington’s statement savings rate.  If payment was to be made by withdrawal from a 1st Security Bank of Washington deposit account, excess funds will remain in that account.

I have custodial accounts with the bank for my minor children. May I use these to purchase stock?

Yes.  However, the stock must be purchased in the name of the minor child.  A custodial account does not entitle the custodian to purchase stock in his or her own name.

Will the common stock be insured?

NO. Like any common stock, the common stock of FS Bancorp, Inc. will NOT be insured.

How do i order the common stock?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) by 12:00 noon, Pacific Time, on _________.   Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our full service banking locations, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to any 1st Security Bank of Washington branch office.

How may i pay for my common stock?

First, you may pay for common stock by check or money order made payable to FS Bancorp, Inc.  These funds will be cashed upon receipt. We cannot accept wires or third party checks. 1st Security Bank of Washington line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at 1st Security Bank of Washington.  There is no penalty for early withdrawal from a certificate of deposit for the purposes of purchasing stock in the offering. If you authorize an account withdrawal, you will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from 1st Security Bank of Washington accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at 1st Security Bank of Washington may not be listed for direct withdrawal. See information on IRAs below.

Will i earn interest on my funds?

Funds received during the offering will be held in a segregated account at 1st Security Bank of Washington and will earn interest at a rate equal to 1st Security Bank of Washington’s passbook  (statement savings) rate, which is currently ___% per annum, from the day the funds are received until the completion of the offering.  At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your 1st Security Bank of Washington deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

Can i purchase stock using funds in my 1st Security Bank of Washington IRA?

Yes, but not directly.   To do so, you must first establish a self-directed IRA at an unaffiliated institution or brokerage firm and transfer the necessary funds from your IRA at 1st Security Bank of Washington.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time, and many brokers will not allow investment in an offering of this type by their IRA clients. Your ability to use IRA funds for this purchase may also depend on time constraints, because this type of purchase requires additional processing time.

If you have a self-directed IRA and wish to use those funds, contact your broker as soon as possible.  Whether you may use such funds for the purchase of shares in the stock offering may depend on limitations imposed by the brokerage firm or institution where your funds are held.

May i obtain a loan from 1st Security Bank to pay for the stock?

No.  Regulations do not allow 1st Security Bank of Washington to make loans for this purpose, nor may you use a 1st Security Bank of Washington line of credit to pay for shares.  However, you are not precluded from obtaining financing from another financial institution.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The board of directors of FS Bancorp, Inc. intends to pay cash dividends on the common stock in the future.  However, the amount and timing of any dividends has not yet been determined.  The payment of dividends will depend upon a number of factors, including capital requirements, FS Bancorp’s and 1st Security Bank of Washington’s financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurances can be given that any dividends will be paid or that, if paid, dividends will not be reduced or eliminated in future periods.

How will the common stock be traded?

After the completion of the offering, FS Bancorp, Inc’s stock is expected to trade on the Nasdaq Capital Market under the symbol “FSBW.”  We cannot predict, however, whether an active and liquid trading market for our common stock will develop.

Are executive officers and directors of 1st Security Bank of Washington planning to purchase stock?

Yes!  1st Security Bank of Washington’s senior officers and directors plan to purchase, in the aggregate, $760,000 worth of stock.

Must I pay a commission?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion.  However, if you are purchasing through a brokerage account, your broker may charge fees associated with your purchase.

May i change my mind after i place an order to subscribe for stock?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by __________, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If i purchase shares in the offering, when will i receive my stock certificate?

Our transfer agent, Registrar and Transfer Company, will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of FS Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

If you have questions regarding the conversion and the stock offering, please call us, toll free, at (___) ___-____, Monday through Friday, between 7:00 a.m. and 4:00 p.m., Pacific Time. You can also stop into our Stock Information Center located at 6920 220th Street SW, Mountlake Terrace, Washington, on Monday from 12:00 noon to 5:00 p.m., Tuesday through Thursday from 8:00 a.m. to 5:00 p.m. or Friday from 8:00 a.m. to 12:00 noon, to speak with a stock center representative.  The Stock Information Center will be closed weekends and bank holidays.

_________ __, 2011

To Members and Friends of
1st Security Bank of Washington

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority (FINRA), is assisting FS Bancorp, Inc, the proposed stock holding company for 1st Security Bank of Washington, in offering shares of its common stock pursuant to a Plan of Conversion.

At the request of FS Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of FS Bancorp, Inc. common stock being offered to members of 1st Security Bank of Washington and various other persons until 12:00 noon, Pacific Time, on __________ __, 2011.  Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering.  FS Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have questions regarding the conversion and the stock offering, please call us, toll free, at (___) ___-____, Monday through Friday, between 7:00 a.m. and 4:00 p.m., Pacific Time. You can also stop into our Stock Information Center located at 6920 220th Street SW, Mountlake Terrace, Washington, on Monday from 12:00 noon to 5:00 p.m., Tuesday through Thursday from 8:00 a.m. to 5:00 p.m. or Friday from 8:00 a.m. to 12:00 noon, to speak with a stock center representative.  The Stock Information Center will be closed weekends and bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or FS Bancorp, Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

____________ __, 2011

Dear Friend:

We are pleased to announce that 1st Security Bank of Washington (the “Bank”) is converting to a stock holding company structure.  In connection with the conversion, FS Bancorp, Inc., a newly-formed Washington corporation that will hold all of the outstanding shares of the Bank following the conversion to stock ownership, is offering common stock in a subscription and community offering to certain members of the Bank, an employee stock ownership plan established by the Bank, and other various persons, pursuant to a Plan of Conversion.

Because we believe you may be interested in learning more about the merits of FS Bancorp, Inc.’s common stock as an investment, we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about 1st Security Bank of Washington’s operations and the proposed offering of FS Bancorp, Inc.’s common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 Noon, Pacific Time, on ___________ __, 2011.

You will have the opportunity to buy common stock directly from FS Bancorp, Inc. in the offering without paying a commission or fee.  If you have questions regarding the conversion and the stock offering, please call us, toll free, at (___) ___-____, Monday through Friday, between 7:00 a.m. and 4:00 p.m., Pacific Time. You can also stop into our Stock Information Center located at 6920 220th Street SW, Mountlake Terrace, Washington, on Monday from 12:00 noon to 5:00 p.m., Tuesday through Thursday from 8:00 a.m. to 5:00 p.m. or Friday from 8:00 a.m. to 12:00 noon, to speak with a stock center representative.  The Stock Information Center will be closed weekends and bank holidays.

We are pleased to offer you this opportunity to become a stockholder of FS Bancorp, Inc.

Sincerely,

Joseph C. Adams
Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or FS Bancorp, Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

__________ __, 2011

Dear Member:

We are pleased to announce that 1st Security Bank of Washington (the “Bank”) is converting to a stock holding company structure.  In connection with the conversion, FS Bancorp, Inc., a newly-formed Washington corporation that will hold all of the outstanding shares of the Bank following the conversion to stock ownership, is offering common stock in a subscription and community offering to certain members of the Bank, an employee stock ownership plan established by the Bank, and other various persons, pursuant to a Plan of Conversion.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section attached to the order form bearing your name and address. This proxy card should be voted prior to the Special Meeting of Members to be held on _____, 2011.  Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE PLAN OF CONVERSION.

The Board of Directors believes the conversion will offer a number of advantages.  Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

I invite you to attend the Special Meeting on __________ __, 2011.  Whether or not you are able to attend, please complete the enclosed proxy card(s) and return it in the enclosed envelope.

Sincerely,

Joseph C. Adams
Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or FS Bancorp Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus

__________ __, 2011

Dear Member:

We are pleased to announce that 1st Security Bank of Washington (the “Bank”) is converting to a stock holding company structure.  In connection with the conversion, FS Bancorp, Inc., a newly-formed Washington corporation that will hold all of the outstanding shares of the Bank following the conversion to stock ownership, is offering common stock in a subscription and community offering to certain members of the Bank, an employee stock ownership plan established by the Bank, and other various persons, pursuant to a Plan of Conversion.

Unfortunately, FS Bancorp, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical for reasons of cost or otherwise.  Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of FS Bancorp, Inc.

However, as a member of 1st Security Bank of Washington you have the right to vote on the Plan of Conversion at the special meeting of members to be held on __________ __, 2011.  Enclosed is a proxy statement describing the Plan of Conversion, your voting rights and proxy cards.  YOUR VOTE IS VERY IMPORTANT.  Your proxy card(s) should be signed and returned to us prior to the special meeting of members on _________ __, 2011.  Please take a moment now to sign the enclosed proxy card(s) and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE PLAN OF CONVERSION.

The Board of Directors believes the conversion will offer a number of advantages.  Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

I invite you to attend the Special Meeting on __________ __, 2011.  Whether or not you are able to attend, please complete the enclosed proxy card(s) and return it in the enclosed envelope.

Sincerely,

Joseph C. Adams
Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or FS Bancorp Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus

__________ __, 2011

Dear Prospective Investor:

We are pleased to announce that 1st Security Bank of Washington (the “Bank”) is converting to a stock holding company structure.  In connection with the conversion, FS Bancorp, Inc., a newly-formed Washington corporation that will hold all of the outstanding shares of the Bank following the conversion to stock ownership, is offering common stock in a subscription and community offering to certain members of the Bank, an employee stock ownership plan established by the Bank, and other various persons, pursuant to a Plan of Conversion.

We have enclosed the following materials that will help you learn more about the merits of FS Bancorp, Inc. common stock as an investment.  Please read the enclosed materials carefully.

PROSPECTUS: This document provides detailed information about 1st Security Bank of Washington’s operations and the proposed offering of FS Bancorp, Inc.’s common stock.

STOCK ORDER AND CERTIFICATION FORM:  This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope.  Your order must be received by 12:00 noon, Pacific Time, on __________ __, 2011.

We invite you and other community members to become stockholders of FS Bancorp, Inc. Through this offering you have the opportunity to buy stock directly from FS Bancorp, Inc. without paying a commission or a fee.

If you have questions regarding the conversion and the stock offering, please call us, toll free, at (___) ___-____, Monday through Friday, between 7:00 a.m. and 4:00 p.m., Pacific Time. You can also stop into our Stock Information Center located at 6920 220th Street SW, Mountlake Terrace, Washington, on Monday from 12:00 noon to 5:00 p.m., Tuesday through Thursday from 8:00 a.m. to 5:00 p.m. or Friday from 8:00 a.m. to 12:00 noon, to speak with a stock center representative.  The Stock Information Center will be closed weekends and bank holidays.

Sincerely,

Joseph C. Adams
Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency, or by 1st Security Bank of Washington or FS Bancorp, Inc.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus

PROXY GRAM

PLEASE VOTE TODAY

We recently sent you a proxy statement and related materials regarding a proposal to convert 1st Security Bank of Washington into the stock holding company structure.

Your vote on the Plan of Conversion has not yet been received.

Voting for the Plan of Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting “Against” the Plan of Conversion.
Your Board of Directors Unanimously Recommends a Vote “FOR” the Plan of Conversion.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Joseph C. Adams
Chief Executive Officer
1st Security Bank of Washington

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (___) ___-____.

PROXY GRAM II
PLEASE VOTE TODAY

We recently sent you a proxy statement and related materials regarding a proposal to convert 1st Security Bank of Washington into the stock holding company structure.

Your vote on the Plan of Conversion has not yet been received.

Voting for the Plan of Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting “Against” the Plan of Conversion.

Your Board of Directors Unanimously Recommends a Vote “FOR” the Plan of Conversion.

Our Reasons for the Corporate Change

As a Mutual Institution:
- There is no authority to issue capital stock and thus no access to this market source of equity capital.
- Earnings from year to year are the only source of generating capital.

Under a Stock Holding Company structure, we will be able to:
-Increase our capital to support future growth;
-Provide ourselves with greater operating flexibility and allow us to better compete with other financial institutions;
-Better enable us to serve our customers in our market area;
-Enable us to increase lending and support our emphasis on commercial business and commercial real estate lending and the development of new products and   services;
-Help us attract and retain qualified management through stock based compensation plans; and
- Structure our business in a form that will enable us to access the capital markets.
Your Vote Is Important To Us!
Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Joseph C. Adams
Chief Executive Officer
1st Security Bank of Washington

     If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (___) ___-____.

Proxy Gram III

Month, Date Year

Dear Valued 1st Security Bank of Washington Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to convert 1st Security Bank of Washington into the stock holding company structure.  This conversion will allow us to operate in essentially the same manner as we currently operate, but will provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.

As of the date of this letter, your vote on our Plan of Conversion has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion.

If you have already mailed your proxy, please accept our thanks and disregard this request.  If you have not yet voted your proxy card, we would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.  Our meeting on _____, 2011 is fast approaching and we’d like to receive your vote as soon as possible.

Voting FOR the Plan of Conversion does not affect the terms or insurance on your accounts.  For further information please call our Stock Information Center at (___) ___-____.

Best regards and thank you,

Joseph C. Adams
Chief Executive Officer

Read This First

Guidance for Account Holders

Your financial institution is in the process of selling stock to the public in a mutual-to-stock conversion.  As an account holder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact our Stock Information Center at (___) ___-____.  FS Bancorp, Inc. is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion. If you have questions, please contact the Stock Information Center at the number listed above.

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

●
Know the Rules By law, account holders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, account holders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

●
“Neither a Borrower nor a Lender Be”  If someone offers to lend you money so that you can participate  or participate more fully  in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

●
Watch Out for Opportunists The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

●
Get the Facts from the Source If you have any questions about the securities offering, contact our Stock Information Center at (  ) ___-____ for more information. If you have any doubts about a transaction proposed to you by someone else, ask us whether the proposed arrangement is proper.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.